Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 401(k) Savings Account Plan for Employees of the Washington Plate Plant of our report dated June 27, 2013 with respect to the financial statements of the 401(k) Savings Account Plan for Employees of the Washington Plate Plant included in this Annual Report (Form 11-K) for the year ended December 31, 2012.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

June 27, 2013